Exhibit 3.21

ARTICLES OF INCORPORATION OF VARENA MARITIME SERVICES S.A. -------------------- Organized under the General Corporation Law of the Republic of Panama. -------------------- The undersigned, CARMEN REYES, female, of lawful age, Panamanian, married, business executive, resident of this city, holder of personal identity card number 8-466-744 and BRIGIDO NAVARRO, male, of legal age, Panamanian, married, resident of this city, holder of personal identity card number 8-491-274, and with the purpose of organizing a corporation pursuant to Law 32 of 1927 with respect to corporations of the Republic of Panama, do hereby establish, agree and organize the following Articles of Incorporation under the following clauses: --------------------

FIRST: The name of the Corporation is: VARENA MARITIME SERVICES S.A. --------------------

SECOND: The corporation shall engage in any and all lawful businesses and activities related to national or international commerce, industry or services. To that end, the corporation may purchase, sell, transfer, barter, dispose of, finance, exchange, possess, manage, give or take by way of commission, mortgage, security, lien, lease, use, usufruct, or antichresis, all type of property, whether real or personal, either movable or real estate, shares or rights and to enter into and carry out all the acts, contracts, operations, business, representation of firms abroad and transactions of lawful trade and commerce; to establish branch offices, agencies and bureaus in any part of the Republic of Panama and abroad. The corporation may also engage in carrying out all acts, contracts, operations, businesses or transactions permitted to corporations by law, as well as to guarantee obligations of third parties as prime obligor. The corporation shall also engage in the general management of ships or vessels, its purchase, sale, and charter, in the operation of maritime lines of navigation, in the operation of maritime agencies and, in general, in any other lawful maritime operation in the Republic of Panama or in any other country. --- For such purposes, the corporation shall have, in addition to the powers conferred by Law, the following: --- 1. Managing, operating, chartering, average assessing or acting as brokers for the purchase and sale or building of ships and maritime crafts of whatever description as well as representing enterprises which pursue the same objects as those referred to above. --- 2. owning, purchasing, selling, contracting the building, chartering, time - chartering, bareboat chartering or in any other manner using or procuring the use of, managing, operating and, in general, acting in any form or capacity whatsoever with relation to vessels and maritime crafts of whatever description. --- 3. To sue and be sued in lawsuit; --- 4. To adopt and use a corporation seal and alter it at pleasure; --- 5. To acquire, construct, purchase, hold, use and convey real and personal property of every kind, and make and accept pledges, mortgages, leases, liens and encumbrances of every kind; --- 6. To appoint officers and agents; --- 7. To enter into contracts of all kinds; --- 8. To issue By-laws not inconsistent with the laws in force, for the management, regulation and government of its business and properties, for the transfer of shares, for the calling and holding of meetings of stockholders and directors and for any lawful purpose; --- 9. To carry out its business and exercise its powers in foreign countries; --- 10. To agree on its dissolution in accordance with the law, either by its own will or for any other cause; --- 11. To borrow money and contract debts in connection with its businesses or for any lawful purpose; to issue bonds, notes, bills of exchange, and other obligations (which may or may not be convertible into stock of the corporation) payable at a specific time or times or payable upon the happening of a specific event, whether secured by mortgage, pledge or otherwise, or unsecured, for money borrowed or in payment for property purchased or acquired, or for any other lawful purpose; --- 12. To guarantee, acquire, purchase, hold, sell, assign, transfer, mortgage, pledge or otherwise dispose of or deal in shares of the capital stock, bonds, or other obligations issued by other corporations or any municipality, province, state or government, --- 13. To carry out enterprises concerning repair of vessels or other floating objects or crafts under construction and the provision of services as electricians, electronics specialists, consultants, engineers and ship builders. --- 14. The industry, constructions, trade of, commerce, sale, purchase, resale, exchange, barter and distribution of industrial, electronic, electrical and agricultural equipment of whatsoever nature and of machinery, spare parts, appliances equipment, accessories and tools and of all kinds of merchandise, products and objects. --- 15. The establishment, formation, operation and exploitation of industrial units, factories and workshops for the production, construction, elaboration, alteration, recirculation and repair of products of whatsoever nature and description and of merchandise and objects. --- 16. The formation, operation, exploitation, disposal of warehouses, shops, warehousing spaces, offices, pavilions, hotels, tourist accommodations, flats, restaurants, breweries, and recreation centers. --- 17. The purchase or any other mode or acquisition and the sale, exchange, barter, delivery, lease, hypothecation, encumbrance, transformation, use and disposal of real or movable property and rights and the issue of mortgages, deeds, grants, rights of choice and redemption, of contracts inventions privileges, income, licenses, share capital, stock, shares, debentures, promissory notes and of any kind of actionable rights. --- 18. The construction, provision of furniture, decoration and operation of hotels, touristic accommodation, houses, flats, shops and buildings of every kind and description. --- 19. The carrying out either severally of jointly with others in any place of the world of businesses or enterprises in relation to any industry, commerce, business or enterprise. --- 20. The opening, establishment, operation and use of Bank Accounts worldwide, in any lawful currency, in accordance with the appropriate laws and regulations. The Corporation shall also own and manage vessels of any size, of any type and any nationality; open, operate-establish representative offices with any object (indicatively Commercial - Trading - Industrial - Shipping in General) in any country of the world according with the local Laws and regulations; deal with the management, operation, exploitation, chartering average adjustment, brokerage of sale and purchase of vessels, or brokerage of shipbuilding or chartering of vessels flying any flag, as well as to represent enterprises which have the same activities as those referred hereinabove. To attend all matters concerning vessels either owned or managed or operated or exploitated by the company or concerning vessels of enterprises represented by the Company and in this respect: --- 21. To recruit and employ seamen from any country of the world, to conclude seamen’s employment contracts, to arrange for the signing on of seamen on board vessels. --- 22. To settle and attend the payment of all salaries, entitlement, compensations, food allowances, medical expenses, repatriation expenses, remittances to the crews, as well as to pay compensations due for labor accidents, sickness wages, pain and suffering and doctors’ fees and medical expenses. --- 23. To attend and settle any fiscal or taxative charges of vessels and to object legally the validity thereof. --- 24. To attend the maintenance, repairs, modifications, supply and classification requirements of vessels in any part of the world. --- 25. To carry out the supply of bunkers, lubricants and any other kind of materials, stores and provisions of vessels in any part of the world. --- 26. To appoint and revoke shipping agents at any port of the world, and to effect remittances of their fees and expenses and to check the relative accounts sent. --- 27. To attend all matters concerning Social Security provisions concerning seamen of vessels managed or operated by the Company and the payment of relative contributions. --- 28. To examine and adjust the claims and obligations of vessels arising out to contract or out of tort, like general average, particular average, collision, salvage etc and the management or operation of vessels in any part of the world. --- 29. To maintain books of accounts of all the legal entities represented or management by the Company, the checking of accounts, and to effect receipts or payments and to keep and operate Bank accounts in any currency foreign or local in any part of the world. --- 30. To conclude charter parties and all contracts referring to the management, operation and of vessels, and to attend all matters relevant thereto like ascertainment or receipt of freight, hires, demurrages, etc. --- 31. The attendance of all matters concerning the insurance of vessels in any part of the world, the payment of preminuns and the like and the entry and maintenance of vessels in Protection and Indemnity Associations, and the brokerage of ship’s insurances. --- 32. The negotiation and conclusion by commission of contracts of shipbuilding, modification or repairs of vessels in shipyards in any part of the world, the brokerage of sale and purchase of vessels and the negotiation and conclusion of financial transactions for the shipbuilding or sale and purchase contracts. --- 33. The brokerage for the chartering of vessels and the attendance of all matters relevant to it, and the conclusion of charter parties. --- 34. The brokerage for the sale and purchase of vessels and the attendance of all matters relevant thereto. --- 35. To do whatever may be necessary for the accomplishment of the purposes enumerated in the Articles of Incorporation or any amendment thereof or whatever may be necessary or convenient for the protection and benefit of the corporation and, in general, to carry on any Lawful business whether or not such business be similar in nature to the purposes set forth in these Articles of Incorporation or in any amendment thereof --------------------

THIRD: The amount of the authorized capital stock shall be TEN THOUSAND DOLLARS (US$10,000.00) divided into ONE HUNDRED (100) COMMON SHARES of a par value of ONE HUNDRED DOLLARS (US$100.00) each share. The stock certificates may be issued in the name of its owner or to the bearer, and may be changed from one way to the other as the owner may desire. All shares shall have the same rights and privileges and each one shall have the right to one (1) vote at all Shareholders Meetings. Without prejudice to the provisions determined by the By-Laws of the corporation, the Stock Certificates shall be signed by the President or the Vice-President, jointly with the Treasurer or Secretary. --------------------

FOURTH: At each new issuance of shares the shareholders shall have the preferential right to subscribe the shares to be issued in the proportion of the shares which at such time are owned by them. --In case any shareholder wants to sell part or all of his shares in the corporation, he must offer said shares to the rest of the shareholders first, who shall have the right to buy them in proportion to the number of shares they own at that time. They will have up to thirty (30) days to buy those shares. --------------------

FIFTH: The Stock Register and other books required by Law, shall be kept in the Republic of Panama or in any other place specified by the Board of Directors. --------------------

SIXTH: Until such time as the Board of Directors or the Shareholders shall otherwise resolve, the domicile and jurisdiction of the of the corporation shall be the city of Panama, Republic of Panama. Both, the domicile and jurisdiction can be changed by resolution of the Board of Directors or of the Shareholders. --------------------

SEVENTH: The duration of the corporation shall be perpetual, but it may be dissolved in conformity with the Law. --------------------

EIGHTH: The meetings of the Assembly of Shareholders, either ordinary or extraordinary, will be held in the Republic of Panama unless the Board of Directors commands that they be held in any other place. At any shareholders’ Assembly Meeting, the shareholders may be present and vote by means of its legal representatives or proxies appointed by public or private document, with or without power of substitution. --------------------

NINTH: The Shareholders shall have the maximum power over the corporation but, in no case by a majority of votes, it may deprive the shareholders of their acquire rights nor it may impose a resolution contrary to the Articles of Incorporation or to its By Laws. --------------------

TENTH: The Board of Directors shall consist of three (3) to seven (7) members. The Board of Directors shall determine the number and shall elect the officers of the corporation and any person may perform the duties of an officer, and may hold one or more offices. The Directors and Officers shall exercise their duties until such time as they are replaced in their offices. In the case of vacancies in the Board of Directors, the same Board of Directors may elect the person to fill such vacancy and it may appoint new Directors to complete the number of same. Directors may be removed from their offices, without any action, by the vote of the holders of a majority of the shares and, the officers may be removed at any time, by agreement of the Board of Directors. It shall not be necessary to be a shareholder in order to be a director or officer of the corporation. The Board of Directors may adopt, alter, amend and revoke the By-Laws of the Corporation, appoint and replace the Officers and may adopt all measures which it deems convenient for the appropriate functioning of the corporation. The powers of the corporation shall be exercised by the Board of Directors except those assigned or reserved, by law or by the Articles of Incorporation, to the Shareholders. The Board of Directors shall have the absolute control and full management of the corporation, consequently, the corporation shall be governed by the Board of Directors, which may, without the Consent of the shareholders being necessary, sell, assign, exchange, give in trust, in lien or mortgage or may in any other manner charge the properties of the corporation, including vessels and real estate, and grant general powers of attorney. At the Board of Directors meetings, any of its members may be represented and vote by means of a proxy who need not be a Director nor a shareholder, appointed by public or private written document, with or without power of substitution, with or without any restriction. --------------------

ELEVENTH: The first directors are: CARMEN RODRIGUEZ, ANGEL SANTOS RODRIGUEZ, both with domicile at Cadiz Building, Ground Floor, Campo Alegre, 51 Street, Panama, Republic of Panama and BRIGIDO NAVARRO, with domicile at P.H. Proconsa II Building, 8th Floor, Beatriz M. de Cabal Street, Panama, Republic of Panama. --------------------

TWELFTH: The Officers of the corporation shall be a President, a Vice President, a Secretary and a Treasurer, appointed by the Board of Directors. The Corporation may also have any other officers, agents or representatives which the Board of Directors may determine. Any Officer may hold more than one office. The President of the Corporation is its Legal Representative. --------------------

THIRTEENTH: The first officers of the corporation shall be the following persons: CARMEN RODRIGUEZ, PRESIDENT; ANGEL SANTOS RODRIGUEZ, VICE PRESIDENT - SECRETARY and BRIGIDO NAVARRO, TREASURER. --------------------

FOURTEENTH: No contract or other transaction between the corporation and any other corporation shall be affected or invalidated by the fact that any director or officer of this corporation be a director or officer of any other corporation, and any director or officer of this corporation, individually or jointly, may be a part or be interested in any contract or transaction of this corporation. --------------------

FIFTEENTH: The Resident Agent of the corporation in the Republic of Panama shall be the law firm VIVES Y ASOCIADOS, with offices located at P.H. Proconsa II Building, 8th Floor, Beatriz M. de Cabal Street, Panama, Republic of Panama, P.O. Box 0816-01461, Panama Republic of Panama, Telefax 263-8401 and 223-9338, E-mail legal@vivesyasociados.com. --------------------

SIXTEENTH: Each one of the subscribers of these Articles of Incorporation agrees to subscribe one (1) share. In witness whereof we have issued and signed this Certificate of Constitution in the City of Panama, today the first (1st) day of the month of March in the year of two thousand and eleven (2011).

(SGD.) CARMEN REYES ---------------------------- BRIGIDO NAVARRO ----------------------------

These Articles of Incorporation have been countersigned by the law firm of VIVES Y ASOCIADOS, which accepts its appointment as Resident Agent of the corporation. -----------------

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